Exhibit 99.2
INTERVIDEO, INC.
2003 STOCK PLAN
(as amended on October 27, 2005)
SECTION 1
BACKGROUND AND PURPOSE OF THE PLAN
     1.1 Background. The Plan permits the grant of Incentive Stock Option, Nonstatutory Stock Options, Stock Purchase Rights, Restricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares.
     1.2 Purpose. The purposes of this 2003 Stock Plan are (a) to attract and retain the best available personnel for positions of substantial responsibility, (b) to provide additional incentive to Employees, Directors and Consultants, and (c) to promote the success of the Company’s business.
SECTION 2
DEFINITIONS
     As used herein, the following definitions shall apply:
     2.1 “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.
     2.2 “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.
     2.3 “Applicable Laws” means the requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
     2.4 “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Stock Purchase Rights, Restricted Stock, Performance Units or Performance Shares.
     2.5 “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
     2.6 “Board” means the Board of Directors of the Company.
     2.7 “Change in Control” means the occurrence of any of the following events:
          2.7.1 Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act),

directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;
          2.7.2 The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
          2.7.3 A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
          2.7.4 The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
     2.8 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be a reference to any successor or amended section of the Code.
     2.9 “Committee” means a committee appointed by the Board in accordance with Section 4 of the Plan.
     2.10 “Common Stock” means the common stock of the Company.
     2.11 “Company” means InterVideo, Inc., a Delaware corporation , or any successor thereto.
     2.12 “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.
     2.13 “Director” means a member of the Board.
     2.14 “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
     2.15 “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
     2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     2.17 “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, and/or (b) the exercise price of an outstanding Award is reduced. The terms and conditions of any Exchange Program shall be determined by the Administrator in its sole discretion.
     2.18 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
          2.18.1 If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
          2.18.2 If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
          2.18.3 In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.
     2.19 “Fiscal Year”.
     2.20 means the fiscal year of the Company.
     2.21 “Freestanding SAR”.
     2.22 means a SAR that is granted independently of any Option.
     2.23 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
     2.24 “Inside Director” means a Director who is an Employee.
     2.25 “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
     2.26 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
     2.27 “Option” means a stock option granted pursuant to the Plan.
     2.28 “Optioned Stock” means the Common Stock subject to an Award.
     2.29 “Outside Director” means a Director who is not an Employee.
     2.30 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

     2.31 “Participant” means the holder of an outstanding Award granted under the Plan.
     2.32 “Performance Share” means an Award granted to a Participant pursuant to Section 9.
     2.33 “Performance Unit” means an Award granted to a Participant pursuant to Section 9.
     2.33 “Period of Restriction”.
     2.34 means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator, in its discretion.
     2.35 “Plan” means this 2003 Stock Plan.
     2.36 “Registration Date” means the effective date of the first registration statement which is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.
     2.37 “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 6 of the Plan or issued pursuant to Section 7 of the Plan.
     2.38 “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
     2.39 “Section 16(b) “ means Section 16(b) of the Exchange Act.
     2.40 “Service Provider” means an Employee, Director or Consultant.
     2.41 “Share” means a share of the Common Stock, as adjusted in accordance with Section 3 of the Plan.
     2.42 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 8 is designated as an SAR.
     2.43 “Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 6 of the Plan.
     2.44 “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
     2.45 “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR shall be canceled to the same extent).

SECTION 3
SHARES SUBJECT TO THE PLAN
     3.1 Stock Subject to the Plan. The maximum aggregate number of Shares that may be optioned and sold under the Plan consists of (a) 216,480 Shares initially reserved for issuance under the Plan, (b) any Shares which have been reserved but not issued under the Company’s 1998 Stock Option Plan (the “1998 Plan”), as of the Registration Date, (c) any Shares returned to the 1998 Plan as a result of the termination of options or the repurchase of unvested Shares issued under the 1998 Plan, on or after the Registration Date, and (d) an annual increase to be added on the first day of the 2004 Fiscal Year, equal to the lesser of (i) 1,082,400 shares, (ii) 5% of the outstanding shares on such date or (iii) an amount determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock. Subject to the following paragraph, the maximum aggregate number of Shares that may be optioned and sold under the Plan pursuant to subsections (a), (b) and (c) shall not exceed the sum of subsections (a), (b) and (c).
     3.2 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise or grant of an Award, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares are forfeited or repurchased by the Company at their original purchase price or, if less than their original purchase price, their fair market value, such Shares shall become available for future grant under the Plan.
     3.3 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits of Section 5.
     3.4 Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
SECTION 4
ADMINISTRATION OF THE PLAN
     4.1 Procedure.
          4.1.1 Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

          4.1.2 Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.
          4.1.3 Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.
          4.1.4 Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.
     4.2 Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion: (a) to determine the Fair Market Value; (b) to select the Service Providers to whom Awards may be granted hereunder; (c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder; (d) to approve forms of agreement for use under the Plan; (e) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine; (f) to institute an Exchange Program; (g) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan; (h) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws; (i) to modify or amend each Award (subject to Section 17.3 of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan; (j) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld (the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined and all elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable); (k) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; (l) allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award, and (m) to make all other determinations deemed necessary or advisable for administering the Plan.
     4.3 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

SECTION 5
STOCK OPTIONS
     5.1 Limitations.
          5.1.1 Incentive Stock Options may be granted only to Employees.
          5.1.2 Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.1.2, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.
          5.1.3 The following limitations shall apply to grants of Options:
               (a) No Service Provider shall be granted, in any Fiscal Year, Options to purchase more than 1,082,400 Shares.
               (b) In connection with his or her initial service as an Employee, a Service Provider may be granted Options to purchase up to an additional 541,200 Shares, which shall not count against the limit set forth in subsection (a) above.
               (c) The foregoing limitations shall be adjusted proportionately in connection with any change described in Section 3.3.
               (d) If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 13), the cancelled Option will be counted against the limits set forth in subsections (a) and (b) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.
     5.2 Term of Option. The term of each Option shall be stated in the Award Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
     5.3 Option Exercise Price and Consideration.
          5.3.1 Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

               (a) In the case of an Incentive Stock Option
                    (i) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.
                    (ii) granted to any Employee other than an Employee described in paragraph (i) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
               (b) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.
               (c) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.
          5.3.2 Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.
          5.3.3 Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (i) cash; (ii) check; (iii) promissory note; (iv) other Shares which, in the case of Shares acquired from the Company, (A) have been owned by the Participant for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised; (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (vii) any combination of the foregoing methods of payment; or (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.
     5.4 Exercise of Option.
          5.4.1 Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
               An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 3.3 of the Plan.
               Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
          5.4.2 Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
          5.4.3 Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
          5.4.4 Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following Participant’s death. If, at the time of death, Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
SECTION 6
STOCK PURCHASE RIGHTS
     6.1 Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of an Award Agreement in the form determined by the Administrator.
     6.2 Repurchase Option. Unless the Administrator determines otherwise, the Award Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Award Agreement shall be determined by the Administrator and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.
     6.3 Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.
     6.4 Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 3.3 of the Plan.
SECTION 7
RESTRICTED STOCK
     7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, shall determine. The Administrator, in its sole discretion, shall determine the number of Shares to be granted to each Service Provider.
     7.2 Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
     7.3 Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
     7.4 Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
     7.5 Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Service Provider shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Service Provider.
     7.6 Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
     7.7 Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
     7.8 Return of Restricted Stock to Company.
     7.9 On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.
SECTION 8
STOCK APPRECIATION RIGHTS
     8.1 Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.
          8.1.1 Number of Shares. The Administrator shall have complete discretion to determine the number of SARs granted to any Service Provider.
          8.1.2 Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of Tandem or Affiliated SARs shall equal the Exercise Price of the related Option.
     8.2 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR shall expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR shall be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.
     8.3 Exercise of Affiliated SARs. An Affiliated SAR shall be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR shall not necessitate a reduction in the number of Shares subject to the related Option.
     8.4 Exercise of Freestanding SARs. Freestanding SARs shall be exercisable on such terms and conditions as the Administrator, in its sole discretion, shall determine.
     8.5 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.
     8.6 Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.
     8.7 Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
          (a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
          (b) The number of Shares with respect to which the SAR is exercised.
     At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
SECTION 9
PERFORMANCE UNITS AND PERFORMANCE SHARES
     9.1 Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

     9.2 Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.
     9.3 Performance Objectives and Other Terms. The Administrator shall set performance objectives in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives must be met shall be called the “Performance Period.” Each Award of Performance Units/Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, shall determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
     9.4 Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit/Share.
     9.5 Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
     9.6 Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.
SECTION 10
FORMULA OPTION GRANTS TO OUTSIDE DIRECTORS
     All grants of Options to Outside Directors pursuant to this Section shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:
     10.1 Type of Option. All Options granted pursuant to this Section shall be Nonstatutory Stock Options and, except as otherwise provided herein, shall be subject to the other terms and conditions of the Plan.
     10.2 No Discretion. No person shall have any discretion to select which Outside Directors shall be granted Options under this Section or to determine the number of Shares to be covered by such Options.
     10.3 First Option. Each person who first becomes an Outside Director following the Registration Date shall be automatically granted an Option to purchase 20,295 Shares (the “First

Option”) on or about the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option.
     10.4 Subsequent Option. Each Outside Director shall be automatically granted an Option to purchase 5,412 Shares (a “Subsequent Option”) on each date of the annual meeting of the stockholders of the Company beginning in 2004, if as of such date, he or she shall have served on the Board for at least the preceding six (6) months.
     10.5 Limitation. Notwithstanding the provisions of Sections 10.3 and 10.4, any exercise of an Option granted before the Company has obtained stockholder approval of the Plan in accordance with Section 20 shall be conditioned upon obtaining such stockholder approval of the Plan in accordance with Section 20.
     10.6 Terms. The terms of each Option granted pursuant to this Section shall be as follows:
          10.6.1 The term of the Option shall be ten (10) years.
          10.6.2 The exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option.
          10.6.3 Subject to Section 13, the First Option shall vest and become exercisable as to 33 1/3% of the Shares subject to the Option on the first anniversary of its date of grant, and as to 1/36 of the Shares subject to the Option each full month thereafter, provided that the Participant continues to serve as a Service Provider on such dates.
          10.6.4 Subject to Section 13, the Subsequent Option shall vest and become exercisable as to 100% of the Shares subject to the Option on the anniversary of its date of grant, provided that the Participant continues to serve as a Service Provider on such date.
SECTION 11
LEAVE OF ABSENCE
     Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option.

SECTION 12
TRANSFERABILITY OF AWARDS
     Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.
SECTION 13
DISSOLUTION OR LIQUIDATION OR CHANGE IN CONTROL
     13.1 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
     13.2 Change in Control. In the event of a Change in Control, each outstanding Option, and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.
          In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Participant shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or Stock Purchase Right shall be fully vested and exercisable (subject to the consummation of the Change of Control) for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period.
          With respect to Options granted to an Outside Director that are assumed or substituted for, if following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant shall fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable.
          For the purposes of this subsection (c), the Option or Stock Purchase Right shall be considered assumed if, following the Change in Control, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.]
SECTION 14
NO EFFECT ON EMPLOYMENT OR SERVICE
     Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor shall they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
SECTION 15
DATE OF GRANT
     The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.
SECTION 16
TERM OF PLAN
     Subject to Section 20 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 17 of the Plan.
SECTION 17
AMENDMENT AND TERMINATION OF THE PLAN
     17.1 Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
     17.2 Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
     17.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

SECTION 18
CONDITIONS UPON ISSUANCE OF SHARES
     18.1 Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.
     18.2 Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
SECTION 19
INABILITY TO OBTAIN AUTHORITY
     The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
SECTION 20
STOCKHOLDER APPROVAL
     The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.
SECTION 21
WITHHOLDING
     21.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
     21.2 Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

APPENDIX A
PROVISIONS FOR INDIAN RESIDENTS
     This Appendix A is intended to suitably modify certain provisions of the InterVideo, Inc. 2003 Stock Plan (the “Plan”) so as to align it with the provisions of Indian law relevant and applicable to the grant of Options to employees of InterVideo India Software Private Limited, subsidiary of the Company, (herein after referred to as the “Indian Subsidiary”) incorporated and existing under the laws of India.
     With respect to Options granted to Indian employees, the following provisions shall apply notwithstanding anything in the Plan or the Award Agreement to the contrary:
SECTION 1
DEFINITIONS AND INTERPRETATION
     1.1 Definitions
          1.1.1 “Indian Employee” means:
               (a) a permanent employee of the Indian Subsidiary.
               (b) a director of the Indian Subsidiary, whether whole time or not.
          1.1.2 “Indian Subsidiary” means InterVideo India Software Private Limited.
          1.1.3 “Promoter” means:
               (a) the person or persons who are in over-all control of the Indian Subsidiary;
               (b) the person or persons who are instrumental in the formation of the Indian Subsidiary or programme pursuant to which shares of the Indian Subsidiary may be offered to the public;
               (c) the person or persons who are named in the offer document (inviting subscription from the public to the shares of the Indian Subsidiaries) as promoter(s), in the event the Indian Subsidiaries decided to offer shares to the public.
Notwithstanding the foregoing provisions of this Section 1.1.3, a director or officer of the Indian Subsidiary, if he is acting as such only in his professional capacity, will not be deemed to be a Promoter.
[Explanation: Where a Promoter of the Indian Subsidiary is a corporate body, the promoter of that corporate body shall also be deemed to be a Promoter of the Indian Subsidiaries.]
          1.1.4 “Promoter Group” in relation to an offer of equity/ securities means:

               (a) the “promoter”;
               (b) an immediate relative of the promoter (i.e., any spouse of that person, or any parent, brother, sister or child of the person or spouse);
               (c) where the “promoter”, is a corporate body, (i) a subsidiary or holding company of that body, or (ii) any company in which the “promoter” holds 10 percent (10%) or more of the equity capital or which holds 10 percent (10%), or more of the equity capital of the promoter, or (iii) any corporate body in which a group of individuals or corporate bodies or combinations thereof who hold twenty percent (20%) or more of the equity capital in that company also hold twenty percent (20%) or more of the equity capital of the issuer;
               (d) where the “promoter” is an individual, (a) any company in which ten percent (10%), or more of the share capital is held by the “promoter” or an immediate relative of the “promoter” or a firm of Hindu undivided family in which the “promoter” or his immediate relative is a member, (b) any company in which a company specified in (i) above, holds 10 percent (10%) or more, of the share capital, or (c) any Hindu undivided family or firm in which the aggregate share of the promoter and his immediate relatives is equal to or more than 10 percent (10%) of the total; and
               (e) includes all persons whose shareholdings is aggregated for the purposes of disclosure in the offering documents of the “shareholding of the promoter group”.
          1.1.5 “Relative” means immediate relative namely spouse, parent, brother, sister or child of the person or the spouse.
          1.1.6 “Subsidiary Award” means an Option granted to an Employee of the Indian Subsidiary.
     1.2 All defined terms that are not otherwise defined under this Appendix A, shall have the meaning attributed to them under the provisions of the Plan and the Award Agreement.
     1.3 Except to the extent as set forth in this Appendix and where not contrary to the meaning or intention herein, the provisions of the Plan and the Award Agreement shall apply to the Employees and other persons granted Subsidiary Awards.
SECTION 2
PRICE
     2.1 The Subsidiary Awards shall be granted to the Employees at an exercise or purchase price as set forth in the Plan (the “Exercise Price”). The Exercise Price is the price the Employees must pay in order to exercise their right to purchase the Shares underlying the Subsidiary Awards, at the time that such right becomes available, as per the terms in this regard set forth in the Plan and in the Award Agreement.
     2.2 The Administrator determines the Exercise Price, based on the Fair Market Value of the Common Stock.

SECTION 3
ASSENT OF BOARD/SHAREHOLDERS
     The approval of the Board of the Company to the Plan was accorded on January 2002 and the approval of the stockholders of the Company was accorded on April 2002.
     The assent of the Board, approving this Appendix A for the Indian Subsidiaries was accorded on October 27, 2005.
     The assent of the board of directors of the Indian Subsidiary to the Plan, including its appendices shall be accorded by such board of directors, as and when the said board of directors adopts this Plan for the participation of the Employees.
SECTION 4
PARTICIPATION
     Participation in the Plan and the grant of Subsidiary Awards shall be open to all Indian Employees of, and other individuals providing bona fide services to or for, the Indian Subsidiary as may be selected by the Administrator from time to time; provided, however, that an Indian Employee who is a Promoter or belongs to the Promoter Group or a director who either by himself or through his Relative or through any body corporate, directly or indirectly holds more than 10% of the outstanding equity shares of the Indian Subsidiary shall not be eligible to participate in the Plan pursuant to the provisions of this Appendix A.